EXHIBIT 99.1

                                                Contact: Steven T. Sabatini
                                                         Senior Executive V.P. &
                                                         Chief Financial Officer
                                                         (845) 365-4615

          U.S.B. HOLDING CO., INC., UNION STATE BANK'S PARENT COMPANY,
             REPORTS EARNINGS FOR THE FOURTH QUARTER OF $6.2 MILLION
            AND FOR THE YEAR ENDED DECEMBER 31, 2004 OF $28.1 MILLION

ORANGEBURG, NY, JANUARY 27, 2005 - Thomas E. Hales, Chairman of the Board of U.S.B. Holding Co., Inc. (the "Company"), the parent company of Union State Bank (the "Bank"), with consolidated assets of $2.7 billion, today announced that the Company's net income for the three months ended December 31, 2004 was $6.2 million compared to $6.7 million for the three months ended December 31, 2003, a decrease of 8.1 percent. Diluted earnings per common share for the quarter ended December 31, 2004 was $0.29 compared to $0.32 in the prior year period, a decrease of 9.4 percent. The Company's fourth quarter 2004 net income resulted in a 13.63 percent return on average common stockholders' equity and a 0.83 percent return on average total assets, as compared to 16.13 percent and 0.93 percent, respectively, for the prior year period.

      Although fourth quarter 2004 net income decreased, as compared to the prior year period, due to a significant increase in the provision for credit losses, the Company's core revenue, net interest income, increased by $3.0 million, or 14.6 percent over the prior year period. This increase in net interest income reflects a higher level of average earning assets, as well as careful management of the net interest margin. Net income for the quarter was adversely affected by an increase in the provision for credit losses of $2.6 million, as compared to the prior year period, which was primarily a result of an unfavorable court ruling regarding foreclosure actions on two collateral security mortgages on New Jersey properties that partially collateralized a non-performing construction loan of the Bank's wholly-owned subsidiary, Dutch Hill Realty Corp. (the "Dutch Hill Loan"). An increase in operating expenses also contributed to the decrease in net income for the 2004 fourth quarter, as compared to the prior year period. Net income for the 2004 fourth quarter was favorably affected by a lower effective rate for the provision for income taxes, as compared to the 2003 fourth quarter.

      For the year ended December 31, 2004, net income was $28.1 million compared to $29.3 million for the year ended December 31, 2003, a decrease of
4.2 percent. Diluted earnings per common share was $1.31 for the year ended December 31, 2004, compared to $1.39 in the prior year period, a decrease of 5.8 percent. The Company's net income for the year ended December 31, 2004 resulted in a 16.13 percent return on average common stockholders' equity and 0.96 percent return on average total assets, as compared to 18.05 percent and 1.10 percent, respectively, for the prior year period.

      As with the quarterly results, net interest income for the year ended December 31, 2004 also increased significantly by $11.1 million, or 14.4 percent over the prior year period. This increase also reflects both an increase in average earning assets and the net interest margin. As a result of the increase in net interest income, the decrease in net income for the year ended December 31, 2004, compared to the prior year period, was only $1.2 million, despite a decrease in security gains from sales of available for sale securities from $8.4 million in the 2003 period to $1.2 million in the current year period. The security gains for the year ended December 31, 2003 resulted in an increase in net income, after the effect of income taxes and incentive compensation, of approximately $4.6 million compared to $0.7 million for the 2004 period. The decrease in net income for the year ended December 31, 2004 was also due to increases in the provision for credit losses and operating expenses. Net income was favorably affected by an increase in non-interest income, and a decrease in the effective rate for the provision for income taxes, as compared to the prior year period.

      Mr. Hales commented that, "Although net income decreased for the 2004 year end, which was the first year to year decrease after 25 consecutive years of reported increased earnings, the core business fundamentals are strong, and the Company is going forward with a reinforced culture, strong balance sheet, dedicated Management, and an enhanced business model that will continue to work towards increasing the Company's core revenue and net earnings."

      As previously noted, net interest income has increased for the fourth quarter and for the year ended December 31, 2004, as compared to the 2003 prior year periods. The increase in net interest income results from both increases in the level of earning assets, and the net interest margin and net interest spread on a tax equivalent basis, primarily from the effect of increases in short-term interest rates by the Federal Reserve Bank in 2004 totaling 125 basis points, which favorably impacted the Company's asset sensitive balance sheet.

      Net interest income for the quarter ended December 31, 2004 increased to $23.5 million reflecting a 14.6 percent increase from the comparable 2003 quarter. Average earning assets were $2.9 billion for the quarter ended December 31, 2004 compared to $2.8 billion for the 2003 quarter, an increase of 2.7 percent. This increase was primarily due to a $20.0 million (1.5 percent) increase in average securities and a $45.1 million (3.2 percent) increase in average net loans. The net interest margin on a tax equivalent basis increased to 3.36 percent for the three months ended December 31, 2004 from 3.02 percent for the comparable 2003 period.

      The increase in net interest income is attributed to the higher levels of earning assets, funded by an increasing deposit base and a combination of long and short-term borrowings. Management has implemented business development initiatives to increase lending and deposit relationships. The increase in net interest income was accomplished while carefully managing the Company's interest rate risk and positioning the Company to increase its net interest spread and margin on a tax equivalent basis during a period of rising short-term interest rates.

      Management has also strategically used the Company's capital base, combined with wholesale borrowings, through leverage to increase the security portfolio when the interest rate environment is favorable. During the fourth quarter of 2004, the Company deleveraged the balance sheet. The Company has currently not reinvested proceeds received from called or matured securities. Management will carefully consider the changes in the interest rate environment during 2005 and the overall interest rate risk profile of the balance sheet in implementing additional leverage strategies.

      The net interest margin is positioned to continue to increase if short-term interest rates continue to rise. This is due to the asset sensitivity of the Company's balance sheet, which is primarily the result of investments in floating rate securities and commercial loans, which reprice based on spreads over LIBOR or the prime rate. If interest rates were to decline, or if prepayments of loans and securities accelerated, the Company's net interest income and net interest margin would be negatively affected. The flattening of the yield curve may also negatively affect the net interest margin.

      The provision for credit losses increased to $3.0 million for the three months ended December 31, 2004 from $0.5 million for the three months ended December 31, 2003. The increase primarily reflects an increase in the allowance for loan losses resulting from a charge-off of $2.9 million in the 2004 fourth quarter. The charge-off was recorded as a result of the Superior Court of New Jersey ruling on November 30, 2004 against Dutch Hill Realty Corp. and in favor of the defendants regarding foreclosure action on two collateral security mortgages on New Jersey properties that partially collateralized the Dutch Hill Loan. As a result, Management determined that a portion of the balance of the loans of $2.9 million, not previously charged-off or paid and secured by the collateral security mortgages, should be charged-off. The court also voided the personal guarantee of one of the principals. Dutch Hill Realty Corp. is appealing this decision.

      Non-interest expenses increased 16.5 percent to $13.7 million for the 2004 fourth quarter compared to $11.7 million for the 2003 fourth quarter. The increase was primarily due to an increase in salaries and benefits expense of $1.3 million related to headcount growth and merit increases, an increase in deferred compensation expense and medical benefits, and $0.7 million in professional fees, which primarily consisted of legal fees in connection with the Dutch Hill Loan of $0.1 million, compliance with the Sarbanes-Oxley Act of 2002 of $0.2 million, and the evaluation of strategic opportunities undertaken by the Company in the latter part of 2004 of $0.4 million.

      The effective rate for the provision for income taxes for the three months ended December 31, 2004 compared to the prior year period decreased to 29.9 percent from 35.0 percent. The decrease was primarily due to lower state income taxes and a decrease in income tax reserves, as a result of the satisfactory completion of state tax examinations of prior income tax years.

      Net interest income for the year ended December 31, 2004 increased by 14.4 percent to $88.1 million. Average earning assets increased to $2.8 billion for the year ended December 31, 2004, compared to $2.6 billion for the same period in 2003, an increase of 9.9 percent. The growth was primarily a result of increases in average securities of $202.7 million (18.4 percent) and average net loans of $83.8 million (6.0 percent). The increase in the net interest margin on a tax equivalent basis to 3.21 percent for the year ended December 31, 2004 from
3.09 percent for the comparable 2003 period also contributed to the increase in net interest income.

      The provision for credit losses increased $1.2 million for the year ended December 31, 2004 to $3.7 million from $2.5 million for the comparable 2003 period. The increase in the provision for credit losses was primarily due to the charge-off of $2.9 million related to the Dutch Hill Loan. The increase in the provision for credit losses was also attributable to an increase in loans outstanding of $59.4 million, or 4.1 percent, as of December 31, 2004 compared to December 31, 2003. The Company's non-performing assets were $1.6 million, or
0.06 percent of total assets, at December 31, 2004, compared to $6.1 million, or
0.21 percent of total assets, at December 31, 2003.

      A substantial amount of non-performing assets at December 31, 2004 consists of the Dutch Hill Loan of $1.0 million compared to $5.5 million at December 31, 2003. As of January 27, 2005, of the original 83 condominium units of this real estate construction project, one unit remains unsold and is currently under contract and is expected to close during the first quarter of 2005. The specific allocation of the allowance for loan losses for this loan was $0.2 million at both December 31, 2004 and December 31, 2003. The Dutch Hill Loan is personally guaranteed by the principals. The guarantees have not been considered in determining the amount of charge-offs or allowance for loan losses applicable to this loan.

      Mr. Hales added, "The $1.6 million of non-performing assets in a loan portfolio of $1.5 billion at December 31, 2004 is evidence that the Company's credit quality remains strong. The significant portion of the nonaccrual loans relates to one real estate construction loan, which will be paid off after the remaining unit under contract is sold."

      Non-interest income increased to $7.8 million for the year ended December 31, 2004, as compared to $7.7 million for the prior year period. The increase was primarily due to increases in service charges on deposit accounts, fee income on investment product sales, and fees derived from credit cards. This increase was partially offset by lower loan prepayment fees.

      Security gains decreased $7.2 million to $1.2 million for the year ended December 31, 2004 compared to $8.4 million for the similar 2003 period. During the year ended December 31, 2004, approximately $104.2 million of available for sale mortgage-backed investment securities were sold to restructure and enhance the yield of the security portfolio by reinvesting sale proceeds in a combination of fixed rate callable U.S. government agencies and mortgage-backed securities. The gains for the 2003 period on sales of available for sale securities were significantly higher, primarily as a result of the larger dollar amount of securities sold ($414.7 million) at higher premiums in that period, especially on securities that would have otherwise been prepaid at par. Management will continue to evaluate the effect of the changing interest rate environment on the Company's security portfolio.

      Non-interest expenses increased 13.9 percent to $51.5 million for the year ended December 31, 2004 compared to $45.2 million for the 2003 period. The increase supported the 9.8 percent growth in average total assets from $2.7 billion for the year ended December 31, 2003 to $2.9 billion for the year ended December 31, 2004. The $6.3 million increase in non-interest expenses was primarily a result of increases in salaries and benefits expense of $3.8 million resulting from headcount growth and merit increases, an increase in deferred compensation expense, and related increases in medical benefits and payroll taxes; a $1.0 million increase in occupancy and equipment expense, primarily from an increase in maintenance contracts and depreciation expense from the purchase of assets related to technological enhancements, and a $1.4 million increase in professional fees, consisting primarily of costs related to the litigation proceedings of the Dutch Hill Loan of $0.8 million, fees for compliance with the Sarbanes-Oxley Act of 2002 of $0.5 million, and costs related to the Company's evaluation of strategic opportunities of $0.4 million, partially offset by a decrease in other consulting fees of $0.3 million.

      The effective rate for the provision for income taxes for the year ended December 31, 2004 compared to the prior year period decreased to 33.1 percent from 35.4 percent. The decrease was primarily due to lower state income taxes and a decrease in the income tax reserves as a result of the satisfactory completion of state tax examinations for prior income tax years.

      The Company operates through its banking subsidiary, Union State Bank, founded in 1969 in Rockland County, where it is headquartered and has the number one market share. Union State Bank is a commercial bank with 29 branches, of which 26 are located in Rockland and Westchester Counties, New York, and one branch each in Stamford, Connecticut, Goshen, Orange County, New York, and Manhattan, New York City. The Bank also operates four loan production offices in Rockland, Westchester, and Orange Counties, New York, and Stamford, Connecticut. The Company's common stock is listed on the New York Stock Exchange trading under the symbol "UBH." Further information on the Company can be found on the Company's website at www.unionstate.com.

--------------------------------------------------------------------------------
FORWARD-LOOKING STATEMENTS: Statements contained in this Press Release, which are not historical facts, are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, senior management may make forward looking statements orally to analysts, investors, the media and others. These forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "intend," "should," "will," "would," "could," "may," "planned," "estimated," "potential," "outlook," "predict," "project" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.
--------------------------------------------------------------------------------

                            U.S.B. HOLDING CO., INC.

                   SELECTED FINANCIAL INFORMATION -- UNAUDITED
                 (IN THOUSANDS, EXCEPT RATIOS AND SHARE AMOUNTS)

                                                        YEARS ENDED                THREE MONTHS ENDED
                                                        DECEMBER 31,                  DECEMBER 31,
                                                    2004           2003           2004          2003
                                                 -----------    -----------    -----------    -----------
CONSOLIDATED SUMMARY OF OPERATIONS DATA:
   Interest income                               $   145,696    $   131,215    $    38,670    $    34,440
   Interest expense                                   57,561         54,191         15,161         13,934
                                                 -----------    -----------    -----------    -----------
   Net interest income                                88,135         77,024         23,509         20,506
   Provision for credit losses                         3,687          2,513          3,023            450
   Non-interest income                                 7,798          7,665          1,947          1,966
   Security gains                                      1,199          8,383              2             --
   Non-interest expenses                              51,520         45,240         13,657         11,725
                                                 -----------    -----------    -----------    -----------
   Income before income taxes                         41,925         45,319          8,778         10,297
   Provision for income taxes                         13,860         16,031          2,626          3,605
                                                 -----------    -----------    -----------    -----------
   Net income                                    $    28,065    $    29,288    $     6,152    $     6,692
                                                 ===========    ===========    ===========    ===========

CONSOLIDATED COMMON SHARE DATA:(1)
   Basic earnings per share                      $      1.38    $      1.43    $      0.30    $      0.33
   Diluted earnings per share                    $      1.31    $      1.39    $      0.29    $      0.32
   Weighted average shares                        20,388,466     20,436,497     20,331,467     20,408,192
   Adjusted weighted average shares               21,375,687     21,019,644     21,533,095     21,142,906
   Cash dividends per share                      $      0.47    $      0.37    $      0.13    $     0.095
SELECTED INCOME STATEMENT DATA FOR
THE PERIOD ENDED:
   Return on average total assets                       0.96%          1.10%          0.83%          0.93%
   Return on average common
       stockholders' equity                            16.13%         18.05%         13.63%         16.13%
   Efficiency ratio                                    52.55%         52.16%         52.55%         51.02%
  Net interest spread - tax equivalent                  3.16%          3.00%          3.30%          2.96%
  Net interest margin - tax equivalent                  3.21%          3.09%          3.36%          3.02%

SELECTED BALANCE SHEET DATA
AT PERIOD END:
   Securities available for sale,
      at estimated fair value                    $   589,572    $ 1,081,380
   Securities held to maturity                       502,201        237,998
   Loans, net of unearned income                   1,508,098      1,448,680
   Allowance for loan losses                          15,226         14,757
   Total assets                                    2,746,270      2,906,462
   Deposits                                        1,858,218      1,775,049
   Borrowings                                        625,032        893,505
   Subordinated debt issued in connection
       with/and Corporation-Obligated
       mandatory redeemable capital securities
       of subsidiary trusts                           61,858         51,548
   Stockholders' equity                              182,046        168,293
   Tier 1 capital                                $   241,494    $   217,631
   Common shares outstanding(1)                   20,346,814     20,462,180
   Book value per common share(1)                $      8.95    $      8.22
SELECTED BALANCE SHEET FINANCIAL RATIOS:
   Leverage ratio                                       8.15%          7.54%
   Allowance for loan losses to
       total loans                                      1.01%          1.02%
   Non-performing assets to total assets                0.06%          0.21%

----------
(1) SHARE AMOUNTS ARE ADJUSTED FOR THE FIVE PERCENT COMMON STOCK DIVIDEND DISTRIBUTED IN SEPTEMBER 2004.

                            U.S.B. HOLDING CO., INC.
                    AVERAGE BALANCE INFORMATION -- UNAUDITED

                                                         YEARS ENDED            THREE MONTHS ENDED
                                                         DECEMBER 31,              DECEMBER 31,
                                                      2004         2003        2004          2003
                                                   ----------   ----------   ----------   ----------
                                                            (000's)                  (000's)
ASSETS
Federal funds sold                                 $   27,458   $   61,406   $   23,148   $   13,985
Securities(1)                                       1,304,720    1,102,011    1,367,868    1,347,909
Loans(2)                                            1,475,462    1,391,689    1,470,841    1,425,708
                                                   ----------   ----------   ----------   ----------
Earning assets                                      2,807,640    2,555,106    2,861,857    2,787,602
                                                   ----------   ----------   ----------   ----------
TOTAL ASSETS                                       $2,919,831   $2,660,427   $2,969,517   $2,891,914
                                                   ----------   ----------   ----------   ----------

LIABILITIES AND
STOCKHOLDERS' EQUITY
Non-interest bearing deposits                      $  322,753   $  282,469   $  342,143   $  305,843
Interest bearing deposits                           1,556,026    1,428,890    1,558,878    1,496,735
                                                   ----------   ----------   ----------   ----------
Total deposits                                      1,878,779    1,711,359    1,901,021    1,802,578
Borrowings                                            788,661      681,920      814,364      833,115
Subordinated debt issued in connection
    with/and Corporation-Obligated mandatory
    redeemable capital securities
    of subsidiary trusts                               59,447       50,000       61,858       50,000
Interest bearing liabilities                        2,404,134    2,160,810    2,435,100    2,379,850
STOCKHOLDERS' EQUITY                               $  173,933   $  162,242   $  180,574   $  165,930
                                                   ----------   ----------   ----------   ----------

----------
      (1)   Securities exclude  mark-to-market  adjustment  required by FASB No.
            115.
      (2) Loans are net of both the unearned discount and the allowance for loan losses. Nonaccruing loans are included in average balances for purposes of computing average loans, average earning assets and total assets.

                            U.S.B. HOLDING CO., INC.

                 SUPPLEMENTAL FINANCIAL INFORMATION -- UNAUDITED

                                        CONSOLIDATED BALANCE SHEET DATA
                                                AT DECEMBER 31,
                                               2004         2003
                                            ----------   ----------
                                                    (000's)
Commercial (time and demand) loans          $  171,999   $  145,568
Construction and land development loans        401,802      381,107
Commercial mortgages                           594,167      615,061
Residential mortgages                          248,667      238,707
Home equity loans                               80,199       60,539
Personal installment loans                       1,912        2,395
Credit card loans                                6,400        5,631
Other loans                                      6,644        4,559
Deferred commitment fees                         3,692        4,887
Intangibles                                      5,087        5,600
Goodwill                                         1,380           --
Nonaccrual loans                                 1,648        6,130
Restructured loans                                 137          142
Non-interest bearing deposits                  317,874      296,133
Interest bearing deposits                    1,540,344    1,478,916

                                                    CONSOLIDATED INCOME DATA FOR THE
                                                      YEARS           THREE  MONTHS
                                                ENDED DECEMBER 31,    ENDED DECEMBER 31,
                                                 2004       2003       2004       2003
                                               --------   --------   --------   --------
                                                                (000's)
Interest income - FTE                          $147,827   $133,258   $ 39,209   $ 34,947
Net interest income - FTE                        90,266     79,067     24,048     21,013
Deposit service charges                           4,256      3,940      1,050      1,053
Other income                                      3,542      3,725        897        913
Salaries and employee benefits expense           30,858     27,081      8,287      6,984
Occupancy and equipment expense                   7,849      6,877      1,986      1,760
Advertising and business development expense      2,622      2,697        523        773
Professional fees expense                         2,796      1,414      1,057        335
Communications expense                            1,506      1,306        402        397
Stationery and printing expense                     646        774        114        173
Amortization of intangibles                       1,126      1,015        291        254
Other expense                                     4,117      4,076        997      1,049
Net charge-offs                                   3,211      1,885      2,946         81